EXHIBIT 10.2
Windstream Corporation
Policy Regarding Repayment or Forfeiture of Certain Compensation
By Executive Officers (“Clawback Policy”)
Adopted as of November 4, 2009
Amended and Restated as of January 1, 2013
Defined Terms:
“Board” means the Board of Directors of the Corporation acting solely by the independent directors as identified under the applicable exchange listing standards.
“Covered Compensation” means (i) annual or short-term incentive compensation, performance-based restricted stock, or other performance-based compensation, in each case granted or awarded by Windstream Corporation on or after January 1, 2010, and (ii) such other compensation as may be designated by resolution of the Board as being subject to the terms of the Policy. For the avoidance of doubt, Covered Compensation shall not include time-based restricted stock or severance benefits awarded under a change-in-control agreement.
Statement of Policy.
It is the policy of Windstream Corporation that an executive officer shall repay or forfeit, to the fullest extent allowed by law, any Covered Compensation received by an executive officer if the following conditions are satisfied:

(1)
Financial statements of the Corporation, that are filed with the Securities and Exchange Commission (“SEC”) during the period in which the executive officer is employed as an executive officer with the Corporation, become subject to a restatement that is filed with the SEC (the “Restatement”);

(2)	the Board determines that fraud caused or significantly contributed to the need for the Restatement (the “Misconduct”), regardless of whether the executive officer engaged in such conduct;

(3)	the Board determines that the Restatement applies to the Covered Compensation, as follows:

(a)	the vesting or payment of such compensation was based on the achievement of financial results that were subsequently the subject of the Restatement, and

(b)
the amount of the compensation that would have been received by the executive officer had the financial results been properly reported, after giving effect to the Restatement, would have been lower than the amount actually received; and

(4)	the Board determines in its sole discretion that it is in the best interests of the Corporation and its stockholders for the executive officer to repay or forfeit the Covered Compensation.
Administration
The Board shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation to be repaid or forfeited by the executive officer. All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Corporation, its affiliates, its stockholders and employees. All determinations by the Board implementing the policy shall be made in its sole discretion, exercised in good faith, and as evidenced by a resolution adopted by unanimous approval of the Board.
Each award agreement or other document setting forth the terms and conditions of any Covered Compensation granted to an executive officer shall include a provision incorporating the requirements of this policy. From and after January 1, 2013, each executive officer will be required to sign a Clawback Policy Acknowledgment and Agreement in a form attached hereto as Exhibit A as a condition to receiving grants or awards of Covered Compensation on or after that date. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation.

EXHIBIT A
CLAWBACK POLICY
ACKNOWLEDGEMENT AND AGREEMENT
This Clawback Policy Acknowledgment and Agreement (this “Agreement”) is entered into as of the [•] day of January, 2013, between Windstream Corporation (the “Corporation”) and [•] (“Executive”).
Recitals:
WHEREAS, Executive is an “executive officer” of the Corporation as defined in Rule 3b-7 under the Securities Exchange Act of 1934;
WHEREAS, the Corporation's Board of Directors (the “Board”) maintains the Windstream Corporation Policy Regarding Repayment or Forfeiture of Certain Compensation by Executive Officers, as adopted on November 4, 2009 and amended and restated on [•], 2012 (the “Clawback Policy”);and
WHEREAS, in consideration of, and as a condition to the receipt of, future annual or short-term incentive compensation, performance-based restricted stock, other performance-based compensation, and such other compensation as may be designated by resolution of the Board as being subject to the terms of the (collectively, the “Covered Compensation”), Executive and the Corporation are entering into this Agreement.
Agreement:
NOW, THEREFORE, the Corporation and Executive hereby agree as follows:
1.     Executive acknowledges receipt of the Clawback Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. Executive has read and understands the Clawback Policy and has had the opportunity to ask questions to the Corporation regarding the Clawback Policy.
2.     Executive hereby acknowledges and agrees that the Clawback Policy shall apply to any Covered Compensation granted on or after January 1, 2010, and all such Covered Compensation shall be subject to repayment or forfeiture under the Clawback Policy.
3.     Each award agreement or other document setting forth the terms and conditions of any Covered Compensation granted to Executive shall include a provision incorporating the requirements of the Clawback Policy and incorporate it by reference. In the event of any inconsistency between the provisions of the Clawback Policy and the applicable award agreement or other document setting forth the terms and conditions of any Covered Compensation, the terms of the Clawback Policy shall govern.
4.     The repayment or forfeiture of Covered Compensation pursuant to the Clawback Policy and this Agreement shall not in any way limit or affect the Corporation's right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Corporation. This Agreement and the Clawback Policy shall not replace, and shall be in addition to, any rights of the Corporation to recover Covered Compensation, or any other compensation, from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.
5.     Executive acknowledges that Executive's execution of this Agreement is in consideration of, and is a condition to, the receipt by Executive of grants of Covered Compensation from the Corporation on and after January 1, 2013; provided, however, that nothing in this Agreement shall be deemed to obligate the Corporation to make any such awards to Executive.
6.      This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.
7.    To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of[•], without reference to principles of conflict of laws. No modifications, waivers or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. Each of this Agreement and the Clawback Policy shall survive and continue in full force in accordance its terms notwithstanding any termination of Executive's employment with the Corporation and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive, and the successors and assigns of the Corporation.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
WINDSTREAM CORPORATION
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By:
Title:
EXECUTIVE

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